                                                                    Exhibit 12.1




                                                       BRANDYWINE REALTY TRUST
                                     COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                                  AND PREFERRED SHARE DISTRIBUTIONS
                                                           (IN THOUSANDS)


                                                                For the three             For the years ended December 31,
                                                                 months ended   ---------------------------------------------------
                                                                March 31, 2004    2003       2002       2001      2000       1999
                                                                --------------  ---------  ---------  --------  ---------  --------
EARNINGS BEFORE FIXED CHARGES:
ADD:
    Income from continuing operations (a)                            $ 12,060   $  75,349  $  47,842  $ 20,426  $  39,325  $ 22,401
    Minority interest attributable to continuing operations             1,254       9,272      9,265     7,818      8,923     7,354
    Fixed charges - per below                                          14,413      69,476     76,950    83,627     84,604    79,687
LESS:
    Income from equity method investments not distributed                   -           -          -         -     (2,768)        -
    Capitalized interest                                                 (396)     (1,503)    (2,949)   (5,178)    (8,182)   (2,100)
    Preferred Distributions of consolidated subsidiaries                 (832)     (7,069)    (7,069)   (7,069)    (7,069)   (6,103)
                                                                     --------   ---------  ---------  --------  ---------  --------

Earnings before fixed charges                                        $ 26,499   $ 145,525  $ 124,039  $ 99,624  $ 114,833   101,239
                                                                     ========   =========  =========  ========  =========  ========

FIXED CHARGES AND PREFERRED DISTRIBUTIONS:
Interest expense (including amortization)                            $ 12,104   $  57,835  $  63,522  $ 67,496   $ 64,746  $ 69,800
Capitalized interest                                                      396       1,503      2,949     5,178      8,182     2,100
Proportionate share of interest for unconsolidated subsidiaries         1,081       3,069      3,410     3,884      4,607     1,684
Distributions to preferred unitholders in Operating Partnership           832       7,069      7,069     7,069      7,069     6,103
                                                                     --------   ---------  ---------  --------  ---------  --------
    Total Fixed Charges                                                14,413      69,476     76,950    83,627     84,604    79,687

Income allocated to preferred shareholders                              2,977      11,906     11,906    11,906     11,906     4,790
                                                                     --------   ---------  ---------  --------  ---------  --------
    Total Preferred Distributions                                       2,977      11,906     11,906    11,906     11,906     4,790
                                                                     --------   ---------  ---------  --------  ---------  --------
    Total combined fixed charges and preferred distributions         $ 17,390   $  81,382  $  88,856  $ 95,533   $ 96,510  $ 84,477
                                                                     ========   =========  =========  ========  =========  ========

Ratio of earnings to combined fixed charges and
    preferred distributions                                             1.52        1.79       1.40      1.04       1.19      1.20
                                                                     ========   =========  =========  ========  =========  ========


(a) Amounts for the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been reclassified to present properties identified as held for sale consistent with the presentation for the period ended March 31, 2004. As a result, operations have been reclassified to discontinued operations from continuing operations for all periods presented.